Exhibit 10.38

Execution Version

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made as of May 28, 2026 by and between Lawrence Miller (the “Executive”) and Apnimed, Inc. (the “Company”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of April 26, 2025, which governs the Executive’s employment with the Company (the “Employment Agreement”);

WHEREAS, the Executive’s employment shall cease effective June 30, 2027, or such earlier date mutually agreed upon by the parties (the “Termination Date”);

WHEREAS, the Executive will resign his position of Chief Executive Officer of the Company and become its Vice Chairman effective as of June 1, 2026;

WHEREAS, the Company and the Executive desire to continue the Executive’s employment as Vice Chairman of the Company from June 1, 2026 through the Termination Date (with such period between the date hereof and the Termination Date referred to herein as the “Transition Period”); and

WHEREAS, the Company has agreed to pay the Executive certain amounts in connection with the Transition Period and Executive’s termination of employment, subject to the Executive’s execution of this Agreement and the Release (as defined below).

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.
Transition and Termination.
1.1
The parties acknowledge and agree that the Executive will resign his position of Chief Executive Officer, and assume the position of Vice Chairman, effective as of June 1, 2026. Effective as of the Termination Date, the Executive shall resign his employment and any positions with the Company and any and all of their direct and indirect parent entities, subsidiaries, and affiliates (collectively, the “Company Group”) and cease to hold any officer positions with any Company Group member. During the Transition Period and following the Termination Date, the Executive shall continue to serve on the Company’s Board of Directors, subject to the Company’s bylaws and other governing documents.
1.2
The Executive will continue to provide services to the Company Group during the Transition Period as Vice Chairman of the Company pursuant to the terms of the Employment Agreement, except as otherwise provided under this Agreement. During the Transition Period, the Executive shall perform such services and have such responsibilities and duties as reasonably directed by the Board and the Chief Executive Officer (CEO), including transitioning his duties to the CEO.
1.3
In consideration of the Executive’s continued employment between the date hereof and December 31, 2026, the Company shall continue to pay to the Executive his current base salary, as well as his annual incentive bonus, as described in Section 2.2 of the Employment Agreement, payable in accordance with the Company’s payroll policies, and the Executive will continue to be covered under the Company’s employee benefit plans, policies and arrangements, subject to the terms and conditions of such plans, policies or arrangements. Effective as of January 1, 2027 and through the Termination Date, the Executive shall provide his services on a fifty percent (50%) of full-time basis (or such greater amount if required by applicable law to be eligible for coverage under the Company’s employee benefit plans, policies and arrangements) and, in consideration of the Executive’s continued employment during such time, the Company shall pay the Executive (a) $22,754.17 per month in accordance with the Company’s payroll practices, and (b) an annual bonus as described in the Employment

Agreement, provided that the target amount shall be equal to twenty-two and one- half percent (22.5%) rather than forty-five percent (45%), and the Company shall continue the Executive’s coverage under the Company’s employee benefit plans, policies and arrangements, subject to the terms and conditions of such plans, policies or arrangements. In addition, the Company shall, subject to approval of the Company’s Board of Directors, which Board of Directors approval shall be obtained prior to the execution hereof, issue the Executive an option to purchase 100,000 shares of the Company’s common stock in advance of an initial public offering of the Company’s securities, which option shall vest and become exercisable in equal monthly installments over a period of two (2) years, subject to such terms and conditions determined by the Board and reflected in an award agreement (the “Transition Options”). Furthermore, notwithstanding anything contained in Executive’s award agreements or the applicable Stock Option and Incentive Plan, the parties hereto acknowledge and agree as follows: (1) all options held by the Executive, including without limitation, the Transition Options, shall continue to vest so long as Executive remains an employee (part time or otherwise), consultant or director of the Company, (2) in the event Executive’s status as a director terminates for any reason prior to the date when all options held by the Executive, including without limitation, the Transition Options, are fully vested, any unvested options held by the Executive, including without limitation, the Transition Options, shall immediately vest and become exercisable, (3) all unvested options held by the Executive, including without limitation, the Transition Options, shall immediately vest and become exercisable in accordance with Section 5 of the Employment Agreement, (4) the definition of “Change in Control” shall include an initial public offering of the Company’s securities.
1.4
The Executive acknowledges that except as otherwise provided specifically in this Agreement, no Company Group member has, nor will any such Company Group member have any other liability or obligation to the Executive in connection with, or otherwise arising from, the Executive’s termination of employment with the Company Group pursuant to Section 1.1 of this Agreement. The Executive further acknowledges that, in the absence of his execution of this Agreement and the Release, the payments specified in Section 2 below, would not otherwise be payable. The severance and other benefits described in Section 2 are conditioned on the Executive executing a release agreement in a form prescribed by the Company (the “Release”) during the 22-day period that follows the Termination Date and will become payable in accordance with the terms of this Agreement only upon the Release becoming irrevocable.
2.
Separation Benefits. Unless the Executive resigns without Good Reason or is terminated for Cause (each as defined in the Employment Agreement) prior to the Termination Date, in connection with the cessation of the Executive’s employment, and in consideration of the Executive’s execution of this Agreement and the Release, and the Release becoming irrevocable, and in satisfaction of all obligations under the Employment Agreement or otherwise, the Company will: (i) continue to pay the Executive’s base salary (at the rate in effect as of the date hereof, not the rate in effect on the Termination Date) over the twelve (12) month period beginning on the Termination Date, payable in accordance with the Company’s payroll practices; and (ii) provided that the Executive is eligible for and timely elects continuation of group health coverage pursuant to COBRA, the Company will pay a portion of the monthly premium costs for continued group health coverage for the Executive equal to the rate contributed by the Company monthly for active employee coverage for a period of twelve (12) months from the Termination Date (the “Benefits Extension Period”).
3.
Restrictive Covenants. The Executive acknowledges and affirms his continuing obligations and restrictions under the Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement executed by the Executive as of April 26, 2025, and that the terms and conditions of such obligations and restrictions contained therein are reasonable and necessary to protect the legitimate interests of the Company Group and that the Executive received adequate consideration in exchange for agreeing to those restrictions.

4.
Cooperation. The Executive agrees that, following the Termination Date he will: (i) provide his cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events that occurred during the Executive’s employment by the Company; (ii) respond to all reasonable inquiries of the Company Group about any matters concerning the Company Group that occurred or arose during the Executive’s employment with the Company or any of its affiliates; (iii) cooperate with the Company in assisting in the transition of the Executive’s duties to others. In each case the Company shall reimburse the Executive for the Executive’s reasonable and documented costs and expenses.
5.
Non-Disparagement. As material consideration for the Company’s promises and agreements in this Agreement, the Executive acknowledges and agrees that he will not, directly or indirectly, either orally, in writing or otherwise, make any derogatory or disparaging statements about the Company Group, or their officers, managers, directors, products, services, business, business practices or employment practices, or take any action that could reasonably be expected to harm the reputation of the Company Group, or their officers, managers or directors. Nothing in this Agreement is intended to or shall limit or otherwise prevent the Executive from providing or limiting discovery or testimony in any judicial, administrative or legal process or otherwise as required by law, or prevent the Executive from engaging in discovery or truthful testimony pursuant to any proceeding. The Company agrees to instruct its Board of Directors and officers not to make any derogatory or disparaging statements about Executive or take any action that could reasonably be expected to harm the reputation of Executive.
6.
Challenge; Breach. If the Executive materially violates this Agreement or the Release, or materially fails to comply with any terms or conditions of this Agreement, the Release or the restrictive covenants described in Section 3, no further payments under Section 2 hereof will be due to Executive. For avoidance of doubt, if the Executive resigns his employment or is terminated for Cause prior to the Termination Date, this Agreement will automatically be terminated and cease to have any effect.
7.
Miscellaneous.
7.1
Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent applicable, and shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be construed to comply with or be exempt from Section 409A and regulations thereunder; provided no construction shall materially reduce the economic value of the payments and benefits provided to Executive hereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. The Company shall administer and interpret this Agreement in good faith compliance with Section 409A and shall not take any action that would reasonably be expected to result in the imposition of additional taxes or penalties under Section 409A on the Executive.

To the maximum extent permitted under Section 409A, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A- 1(b)(9)(iii); provided, however, any amount payable to the Executive during the six (6) month period following the Executive’s last day of employment with the Company that does not qualify within this exception and constitutes deferred compensation subject to the requirements of Section 409A shall hereinafter be referred to as the “Excess Amount.” If at the time of the Executive’s separation from service, the equity of the Company (or any entity required to be aggregated with the Company under Section 409A) is publicly-traded on an established securities market or otherwise and the Executive is a “specified employee” (as defined in Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Executive’s last day of employment with the Company (or any successor thereto) for six (6) months following the Executive’s last day of employment with the Company (or any successor thereto) or such earlier date as permitted under Section 409A without the imposition of adverse taxation. The delayed Excess Amount shall be paid in a lump sum to the Executive within thirty (30) days following the earliest of (i) the date that is six (6) months following the Executive’s last day of employment with the Company (or any successor thereto), (ii) the Executive’s death or (iii) such earlier date as permitted under Section 409A without imposition of adverse taxation, and any amounts payable after such six (6) month period shall be paid in accordance with its original schedule. If the Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the Executive’s death. No interest shall be due on any amounts delayed pursuant to this paragraph.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

7.2
Reporting. Nothing in this Agreement, the Release or the Employment Agreement will (i) prohibit the Executive from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (ii) require prior approval by the Company or notification to the Company of any such report or (iii) prevent the Executive from collecting a monetary award in connection with such report.
7.3
Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.
7.4
No Admission of Liability. Neither this Agreement nor the Release is to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by any Company Group member. There have been no such violations, and the Company specifically denies any such violations.
7.5
Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, assigns, subsidiaries, affiliates, executors, administrators and heirs. The Company reserves its right to assign this Agreement. The Executive has no right to assign this Agreement. The Executive understands and acknowledges that each other Company Group member is a third-party beneficiary of this Agreement and shall have the right to enforce the terms and obligations hereunder as it were a direct party to this Agreement.

7.6
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
7.7
Entire Agreement; Amendments. The parties agree that this Agreement, together with the surviving provisions of the Executive’s restrictive covenants and the Employment Agreement, contain their entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. In the event of any conflict between this Agreement and the Employment Agreement, award agreement, or applicable Stock Option and Incentive Plan, this Agreement shall control. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
7.8
Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.
7.9
Execution Date; Counterparts and Facsimiles. This Agreement may be executed by the parties on separate counterparts, each of which shall be an original and each of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has executed this Agreement, on the date(s) below written.

COMPANY:

APNIMED, INC.

By:	/s/ Barry Wohl
Name:	Barry Wohl
Title:	Secretary

Date:	May 28, 2026

EXECUTIVE:

Lawrence Miller

Date: May 28, 2026

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has executed this Agreement, on the date(s) below written.

COMPANY:

APNIMED, INC.

By:
Name:	Barry Wohl
Title:	Secretary

Date:	May 28, 2026

EXECUTIVE:

/s/ Lawrence Miller
Lawrence Miller

Date: May 28, 2026